UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2013
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers.

On February 7, 2013, Lions Gate Entertainment, Inc., a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), entered into an employment agreement (the “Agreement”) with Wayne Levin, the Company’s General Counsel and Executive Vice President, Corporate Operations. Under the Agreement, Mr. Levin will serve as the Company’s General Counsel and Chief Strategic Officer. The Agreement has a term of approximately three years ending March 31, 2016. The following summary is qualified in its entirety by the provisions of the Agreement, which the Company expects to file with its Annual Report on Form 10-K for its 2013 fiscal year.

For the period from February 7, 2013 through March 31, 2013, Mr. Levin will receive an annual base salary of $750,000, and for the period from April 1, 2013 through the end of the term, Mr. Levin will receive an annual base salary of $825,000. Mr. Levin was granted (i) 100,000 time-vesting restricted share units, (ii) 100,000 performance-vesting restricted share units, (iii) 175,000 time-vesting options to purchase shares of the Company’s common stock, and (iv) 175,000 performance-vesting options to purchase shares of the Company’s common stock. Each of these awards is scheduled to vest in three installments on February 7, 2014, February 7, 2015 and February 7, 2016, and with the vesting of the performance awards to also be subject to an assessment of Mr. Levin’s performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Company’s Compensation Committee in consultation with the Company’s Chief Executive Officer. Mr. Levin is also eligible to receive an annual performance bonus, at the full discretion of the Company’s Compensation Committee, in consultation with the Company’s Chief Executive Officer.

In the event Mr. Levin’s employment is terminated during the Agreement term by the Company without cause (as defined in the Agreement), Mr. Levin would be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the Agreement, but in no event less than the greater of either twelve months’ base salary or the amount Mr. Levin would receive under the Company’s severance policy for non-contract employees that is in effect at the time of termination (the “severance policy”), and would be entitled to twelve months’ accelerated vesting of his time-vested options and restricted stock units granted under the Agreement. Moreover, in the event Mr. Levin’s employment is terminated by the Company without cause or by him for good reason (as defined in the Agreement) within six (6) months of the date of a change in control or a change in management (as such terms are defined in the Agreement), Mr. Levin would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the Agreement (but not less than the greater or either twelve months’ base salary or the amount Mr. Levin would receive under the Company’s severance policy), subject to mitigation. If such a termination occurs within six months after a change in control, any restricted share units and options granted to Mr. Levin pursuant to the Agreement will become fully vested, to the extent then outstanding and not otherwise vested. If such a termination occurs within six months after a change in management, the next vesting installment of the restricted share units and options granted to Mr. Levin pursuant to the Agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested. In addition, upon any termination of Mr. Levin’s employment by the Company without cause or by him for good reason, Mr. Levin would be entitled to receive a prorated bonus for the fiscal year in which his termination occurs and payment by the Company of his COBRA premiums for up to six months. Mr. Levin’s right to receive the severance payments and benefits under the Agreement is subject to his execution of a release of claims in favor of the Company. Also, in the event Mr. Levin’s employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Levin pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

On February 13, 2013, the Company issued a press release announcing the above-detailed Agreement. The press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.        Description
--------------         ---------------

99.1	Press Release dated February 13, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2013
LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ James Keegan
Name: James Keegan
Title: Chief Financial Officer